UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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BARNES & NOBLE, INC.

(Name of Registrant as Specified in Its Charter)

YUCAIPA AMERICAN ALLIANCE FUND II, L.P.

YUCAIPA AMERICAN ALLIANCE (PARALLEL) FUND II, L.P.

YUCAIPA AMERICAN ALLIANCE FUND II, LLC

YUCAIPA AMERICAN FUNDS, LLC

YUCAIPA AMERICAN MANAGEMENT, LLC

THE YUCAIPA COMPANIES LLC

RONALD W. BURKLE

STEPHEN F. BOLLENBACH

MICHAEL S. MCQUARY

ROBERT P. BERMINGHAM

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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The following is a transcript of the Delaware Chancery Court’s August 31, 2010 ruling regarding Yucaipa American Alliance Fund II, L.P.’s and Yucaipa American Alliance (Parallel) Fund II, L.P.’s (together, “Yucaipa”) motion for relief from the Vice Chancellor’s judgment in the poison pill litigation. Yucaipa filed its motion for relief after Leonard Riggio exercised out-of-the money stock options covering almost one million shares on the last trading date before the record date for the 2010 Annual Meeting of Stockholders:

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

YUCAIPA AMERICAN ALLIANCE	:
FUND II, L. P., a Delaware	:
limited partnership, and	:
YUCAIPA AMERICAN ALLIANCE	:
(PARALLEL) FUND II, L. P., a	:
Delaware limited partnership,	:
:
Plaintiffs,	:
:
vs .	:	Civil Action
	:	No . 5465 - VCS
LEONARD RIGGIO, STEPHEN	:
RIGGIO, GEORGE CAMPBELL, JR . ,	:
MICHAEL J. DEL GIUDICE,	:
WILLIAM DILLARD, II, PATRICIA	:
L. HIGGINS, IRENE R. MILLER,	:
MARGARET T. MONACO, LAWRENCE	:
S. ZILAVY and BARNES & NOBLE,	:
INC., a Delaware Corporation,	:
:
Defendants.	:

–  –  –

Via telephone
New Castle County Courthouse Wilmington, Delaware Tuesday, August 31, 2010 12:03 p.m.

–  –  –

BEFORE: HON. LEO E. STRINE, JR., Vice Chancellor.

–  –  –

RULING OF THE COURT

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CHANCERY COURT REPORTERS

500 North King Street – Suite 11400

Wilmington, Delaware 19801 – 3759

(302) 255 – 0525

APPEARANCES:

MARTIN S. LESSNER, ESQ.

RICHARD J. THOMAS, ESQ.

Young Conaway Stargatt & Taylor, LLP

–and–

STEPHEN D. ALEXANDER, ESQ.

of the California Bar

Bingham McCutchen LLP

    for the Plaintiffs

MICHAEL A. PITTENGER, ESQ.

DAWN M. JONES, ESQ.

WILLIAM E. GREEN, JR., ESQ.

Potter Anderson & Corroon LLP

–and–

KEVIN J. ORSINI, ESQ.

of the New York Bar

Cravath, Swaine & Moore LLP

    for Barnes & Noble, Inc.

GREGORY P. WILLIAMS, ESQ.

BLAKE ROHRBACHER, ESQ.

Richards, Layton & Finger, P.A.

    for Defendants Leonard Riggio, Stephen

    Riggio and Lawrence S. Zilavy

KENNETH J. NACHBAR, ESQ.

SUSAN W. WAESCO, ESQ.

SHANNON E. GERMAN, ESQ.

Morris, Nichols, Arsht & Tunnell LLP

    for Defendants George Campbell, Jr., Michael

    J. Del Giudice, William Dillard, II,

    Patricia L. Higgins, Irene R. Miller and

    Margaret T. Monaco

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CHANCERY COURT REPORTERS

THE COURT: Good morning.

MR. LESSNER: Good morning, Your Honor.

THE COURT: May we have appearances for the record?

MR. LESSNER: Your Honor, this is Martin Lessner, at Young Conaway, for the plaintiffs. In my office I have Rich Thomas, and on the phone is Steve Alexander, from Bingham McCutchen.

MR. NACHBAR: Your Honor, Kenneth Nachbar. With me is Susan Waesco and Shannon German, on behalf of the outside directors.

MR. PITTENGER: Your Honor, Mike Pittenger, at Potter Anderson. With me is Dawn Jones and Bill Green. And I believe also on the line is my cocounsel, Kevin Orsini, from Cravath.

MR. WILLIAMS: Greg Williams. And on the line here with me is Blake Rohrbacher, at Richards, Layton & Finger.

THE COURT: Thank you for getting together on short notice. I have all the papers. I have read the submissions.

I am going to deny the motions, but on the condition, frankly, that there would be an order implementing. I’m doing it on the representation that

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Mr. Riggio will not vote the options that he exercised in the upcoming annual meeting, and that he will not exercise any other options or in any other way try to obtain additional voting power to be used at the annual meeting.

Honestly, this was an awkward situation. Frankly, the case was tried on the premise that — even the defendants’ expert said Mr. Riggio would not be exercising out-of-the-money options. I suppose that this illustrates something that I have known for a long time, and taken into account in my jurisprudence, which is that there are other issues at stake, sometimes, than immediate monetary maximization, especially when someone has founded a company and may have strong views about its value.

Nonetheless, the ruling was premised on a certain record and a certain situation. To the extent that that can be cabined, I see no basis to reopen the case under Rule 59, under Rule 60. I understand the plaintiffs disagree with me. They are free, of course, to take an appeal to the Delaware Supreme Court, but I’m convinced of the soundness of my original ruling, depending on the situation.

One of the reasons why Ms. Boulden

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called you all and said we wanted the responses when we did, and the Court wanted to know what the board was doing, was that the world is not a static place, and that the board has an ongoing duty — see Moran — to monitor its use of the rights plan, and to assure that the rights plan is operating reasonably in light of the circumstances the board faces.

In that regard, I’m going to invoke a wise biblical maxim, which is the term: “Sufficient unto the day is the evil thereof.”

As I understand it, the plaintiffs would have me reopen the case because of the possibility that Mr. Riggio will exercise additional voting power at dates beyond the annual meeting. I am not ruling on the reasonableness of the use of the rights plan at any further battle down the road. It may well be that if Mr. Riggio increases his voting power, it would be unreasonable for the board to employ the rights plan in its current form to inhibit Mr. Burkle, Yucaipa, Aletheia, anyone else, from coordinating. It doesn’t mean that, for example, you would have no pill at all.

But, frankly, to the extent that Mr. Riggio or members of his family are able to

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increase their voting power, that does have a corresponding effect on the reasonableness of the rights plan threshold. It also has, frankly, an effect on the premise for the board’s decision to set the rights plan at the threshold that it did. And the board is, frankly, duty bound as fiduciaries to consider events as they come about. It would be, however, inefficient and not in the best interests of, frankly, the company stockholders for us to be having some sort of trial about hypothetical situations as long as there can be an order put in place to deal with the annual meeting.

If, for example, Yucaipa wins at the annual meeting, and its slate is selected, then there will be three new independent directors who will have a role right at the table in determining the future of the pill. Well, the board will also have the experience of the annual meeting. Frankly, so will the Court.

Am I saying that this is not an interesting case or that the plaintiffs had nothing to be concerned about? I mean, they did. The voting power that Mr. Riggio had had to be taken into account. The plaintiffs, obviously, have a different

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view of the reasonableness of it than the Court concluded, but they certainly have a colorable basis to make the challenge. And I do not rule out the possibility that they could successfully bring a claim in the future if Mr. Riggio ups his voting power and the board rigidly insists on the same threshold.

But as the trial record indicated, there are some new dynamics going on, and there may be the possibility, frankly, to craft a form of a rights plan that doesn’t have as much of an inhibiting effect on cooperation as the current one, but while cabining some of the legitimate dangers that the board is concerned about. I don’t think we should be shooting in the dark in some sort of hypothetical about that. I don’t believe that is a basis to reopen this case. It may well be, as I said, depending on how the annual meeting comes out, and then there is a vote on the rights plan, Mr. Riggio decides to exercise his voting power, decides to exercise other options, has now some demonstrably greater proportion of the vote, and the pill is left in place in a way that inhibits cooperation on the part of others. That could be a real case.

So part of why I’m not reopening this

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one is I do not believe that the judgment in this case forecloses that case. And I want to be clear about that. If we are going to have some sort of res judicata argument by the defendants, you know, I don’t buy that. And that’s a premise of my ruling.

Mr. Nachbar, Mr. Williams, if you believe somehow that I’m foreclosing that, let me know now. Are you?

MR. NACHBAR: No, Your Honor. This is Ken Nachbar.

One factual point: My understanding is that Mr. Riggio is out of options. He has exercised all that he has. So I think the possibility of him exercising further options to increase his stake is, as I understand it, not a possibility.

THE COURT: Unless the board were to somehow determine to award him additional compensation that was equity based. Right?

MR. NACHBAR: Well, I think that it was said at the trial that the board wasn’t going to do that, and I certainly think the board has no intention of doing that, at least at the present time. I guess one could never foreclose completely the future, but you know, I will go with Your Honor’s

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biblical adage, and those things can and will be addressed if they arise.

THE COURT: Mr. Williams, do you have any disagreement with that?

MR. WILLIAMS: I do not, Your Honor.

THE COURT: Can you all scriven together an order? I do think it’s fitting. I mean, I think it is fitting for the plaintiffs to have the assurance that this is baked into a judicial order. I don’t want to speculate, but I’m sensing that there was perhaps some surprise among some of the independent directors to read the news about Mr. Riggio’s exercise of his options. And perhaps — and it certainly raised my eyebrows a bit, thus giving me some form of bangs. But because — it really was the case, frankly, if he was going to vote them, that would have — that was going to be a factor I would have to weigh in whether to reopen the case.

I won’t say. I already gave one advisory ruling this morning, because people settled a case and didn’t tell me until I ruled on the motion to compel, and then told me, “Your Honor, we were going to tell you that we settled the case.” But that is a material fact. That is why I’m conditioning my denial

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on an order indicating that it’s been represented and that it’s understood that he is bound not to do it.

Can you all scriven that order and get it over today?

MR. WILLIAMS: Yes, Your Honor.

MR. LESSNER: Yes, Your Honor.

THE COURT: Any questions? Thank you for getting together on short notice, particularly defendants. I know not everyone on the defendants’ side could be available. I’m hoping that is because somebody is enjoying a mohito, or something like that. But because I was going to do most of the talking, I actually wanted to get you a ruling and let you, again, move on to Dover or move on to the world of convincing ISS and Glass Lewis, and other — and some actual stockholders how to vote. Have a good day.

(Recess at 12:14 p.m.)

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CERTIFICATE

I, WILLIAM J. DAWSON, Official Court Reporter of the Chancery Court, State of Delaware, do hereby certify that the foregoing pages numbered 3 through 10 contain a true and correct transcription of the proceedings as stenographically reported by me at the hearing in the above cause before the Vice Chancellor of the State of Delaware, on the date therein indicated.

IN WITNESS WHEREOF I have hereunto set my hand at Wilmington, this 31st day of August, 2010.

/s/ William J. Dawson
Official Court Reporter of the Chancery Court State of Delaware

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